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                                                           Exhibit (a)(2)(lxxvi)

                                                                    News Release
                                              [Willamette Industries, Inc. Logo]


FOR IMMEDIATE RELEASE
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
CONTACT:   Greg Hawley             Jackie Lang              Paul Verbinnen/David Reno/
           EVP & CFO               Communications Manager   Jim Barron
           Willamette Industries   Willamette Industries    Citigate Sard Verbinnen
           503-273-5640            503-721-2769             212-687-8080
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               WILLAMETTE RESPONDS TO AMENDED WEYERHAEUSER OFFER

     PORTLAND, ORE. - DECEMBER 13, 2001 - Willamette Industries (NYSE:WLL) today responded to Weyerhaeuser Company's (NYSE:WY) amended offer to purchase all the outstanding shares of Willamette common stock for $55.00 per share. The previous offer was $50.00 per share. Consistent with its fiduciary duties, the Willamette Board of Directors will review the amended offer and make a recommendation to Willamette shareholders in due course. The Board strongly urges Willamette shareholders not to tender any shares to Weyerhaeuser pending the Board's recommendation.

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.